EXHIBIT 4

FEC HEADQUARTERS Vancouver, British Columbia E-mail: info@FECResources.com Website: http://www.FECResources.com

FEC RESOURCES RECEIVES ADDITIONAL CASH CALL FOR PARTICIPATION IN FORUM ENERGY LIMITED’S PRE-DRILLING FUNDING

Dateline: Vancouver, British Columbia

Ticker: “FECOF”

Date: March 10, 2022

FEC RESOURCES INC. (PINK: FECOF) (“FEC” or the “Company”) announces that Forum Energy Limited (“FEL”) is continuing with its preparations for the drilling of two exploratory wells on Service Contract 72 (“SC 72”) by June 2022 as required to keep SC 72 in good standing. FEL submitted an additional pre-drilling costs funding request to its larger shareholders, FEC’s share of which will be a total of $198,620. $61,619 was due in February 2022 and $137,001 is due in March 2022. The pre-drilling costs are to be provided to FEL via non- interest bearing loans. FEC has agreed to pay its further share of the pre-drilling costs from loans it will receive from PXP Energy Corporation (“PXP”). These loans from PXP carry interest at Libor plus 3.5%, both interest and principal are repayable on the earlier of a) December 31, 2023 or b) any equity issuance by FEC or c) any sale of FEL shares by FEC or d) any third party borrowing by FEC.

As previously disclosed FEC has already advanced $224,200 to FEL for pre-drilling funding.

Shareholders should be aware that the drilling of two wells will require a significant amount of funding by those involved in SC 72, including FEL and this could result in FEL being diluted in SC72 or FEC being diluted in FEL or both in the event FEL or FEC respectively is unable to fund its share of such funding for any reason whatsoever including inability to comply with the payment terms set above.

On behalf of the Board of,

FEC Resources Inc.

Daniel Carlos

Director and Chief Executive Officer

Forward-Looking Statements

FEC cautions that this release contains forward-looking statements, including, without limitation, statements relating to the use of funds and the drilling of two exploratory wells by FEL. These forward-looking statements are based on management’s current expectations and involve a number of risks and uncertainties, including, among other things; our ability to continue as a going concern; our ability to fund the pre-drilling and drilling costs; FEL’s ability to drill the 2 exploratory wells without obstruction; our ability to obtain and maintain sufficient financing to provide liquidity to meet our business objectives; our ability to repay loans received from PXP; FEL’s ability to repay the loans made by FEC. If one or more of these risks or other risks materialize, actual results may vary materially from those expressed. For a more complete discussion of these and other risk factors, see FEC’s filings with the Securities and Exchange Commission, including our most recent annual report on Form 20-F and quarterly report on Form 6-K. FEC cautions not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and undertakes no obligation to update or revise any forward-looking statement, except to the extent required by applicable law. For more information please e-mail info@FECResources.com or visit the FEC Resources website at www.fecresources.com